Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL APPOINTS DAVID A. PEACOCK TO BOARD OF DIRECTORS

ST. LOUIS, April 21, 2017 – Stifel Financial Corp. (NYSE: SF) today announced that its Board of Directors has appointed David Peacock as a new member.  Mr. Peacock will join Stifel’s Board effective as of the firm’s annual meeting on June 6, 2017.

“We are excited to welcome David to our Board, as he has been a highly respected member of the St. Louis business community for over two decades.  His proven long-term success in bringing entrepreneurial spirit and marketing acumen to an established industry and building the strength of a well-known consumer brand will further broaden the professional diversity of our Board,” said Ronald J. Kruszewski, Chairman and CEO of Stifel.

Mr. Peacock has 25 years of experience in the beverage industry, including roles in management, financial planning, and marketing.  He began his career in 1992 with Anheuser-Busch and rose through the organization, reaching the position of President in 2008.  As head of the company from 2008 to 2012, Mr. Peacock was responsible for the commercial success of Anheuser-Busch and managing the company’s U.S. operations.  In addition, he led Anheuser-Busch’s integration with InBev in the U.S.  Mr. Peacock is currently Chairman of Vitaligent, LLC, the largest franchisee for Jamba Juice in California, Missouri, and Kansas.

Mr. Peacock earned a B.A. in journalism from the University of Kansas and an M.B.A. from Washington University in St. Louis.  He is currently an investor in and Board Member of Ronnoco Coffee, LLC.  He is also a Director of Schnucks Markets Inc.  His charitable and civic responsibilities include serving as Chairman of the St. Louis Sports Commission, member of the Pro Football Hall of Fame Board of Trustees, and member of St. Louis’ CityArchRiver Board.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated; Keefe Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; Century Securities Associates, Inc.; and Eaton Partners, LLC, and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s web site at www.stifel.com.

Stifel Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com